Exhibit 10.3

                           PROVIDENT NEW YORK BANCORP

                        SUPPLEMENTAL EXECUTIVE AGREEMENT


         WHEREAS, Daniel G. Rothstein ("Executive") and Provident New York Bancorp (the "Company") desire to enter into this Supplemental Executive Agreement ("Supplemental Agreement") to supplement the Amended and Restated Employment Agreement between Executive and Provident Bank (the "Bank"), the wholly-owned subsidiary of the Company, dated_________, 2006 (the "Employment Agreement"); and

         WHEREAS, tax law provisions relating to "golden parachute payments" could have the effect of reducing the benefits intended to be provided to Executive under the Employment Agreement and Executive's supplemental executive retirement plan as a result of a change in control of the Company or the Bank; and

         WHEREAS, the benefits intended to be provided to the Executive under the Employment Agreement could also be subject to reduction by reason of the OTS limitation on severance benefits described in Section 7(e) of the Employment Agreement; and

         WHEREAS, Board believes that it is in the best interests of the Company and its shareholders that the Employment Agreement provide the Executive with the benefits intended to be provided thereunder without reduction because of excise taxes relating to a change in control or because of limits on what might be deemed appropriate for payment by a federally chartered savings institution; and

         WHEREAS,   the  Company  and  Executive   desire  to  enter  into  this
Supplemental Agreement for the purpose of providing further incentive to Executive to achieve successful results in the management and operations of the Company.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereto hereby agree as follows:

         1. In the event of a termination of Executive's employment with the Bank under Section 7(a) of the Employment Agreement (as defined in the Employment Agreement), Executive shall be entitled to receive, pursuant to this Supplemental Agreement, an amount payable by the Company, in addition to any compensation or benefits payable by the Bank pursuant to Section 7(b) of the Employment Agreement, which amount shall equal the difference, if any, between
(i) the amount that would be paid by the Bank under the Employment Agreement pursuant to Sections 7(b) without regard to any reduction that may be required by Section 7(e), and (ii) the amount that is actually paid under the terms of the Employment Agreement.

         2. (a) In the event that any payments or benefits provided or to be provided to the Executive pursuant to Section 7(b) the Employment Agreement, in combination with payments or benefits, if any, from other plans or arrangements maintained by the Company or the Bank, constitute "excess parachute payments" under Section 280G of the Code and are subject to excise tax under Section 4999 of the Code, the Company shall pay to Executive in cash an additional amount equal to the amount of the Gross Up Payment as defined herein. The "Gross Up Payment" shall be the amount needed to ensure that the amount of such payments and the value of such benefits received by Executive (net of such excise tax and any federal, state and local tax on the Company's payment to him attributable to such excise tax) equals the amount of such payments and value of such benefits as he would receive in the absence of such excise tax and any federal, state and local tax on the Company's payment to him attributable to such excise tax. For purposes of determining the amount of the Gross Up Payment, the value of any non-cash benefits and deferred payments or benefits shall be determined in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

         (b) In the event that, after the Gross Up Payment is made, the amount of the excise tax described is determined to be less than the amount calculated in the determination of the actual Gross Up Payment made by the Company, Executive shall repay to the Company, at the time that such reduction in the amount of excise tax is finally determined, the portion of the Gross Up Payment attributable to such reduction, plus interest on the amount of such repayment at the applicable federal rate under Section 1274 of the Code from the date of the Gross Up Payment to the date of the repayment. The amount of the reduction of the Gross Up Payment shall reflect any subsequent reduction in excise taxes resulting from such repayment.

         (c) In the event that, after the Gross Up Payment is made, the amount of the excise tax is determined to exceed the amount anticipated at the time the Gross Up Payment was made, the Company shall pay to the Executive, in immediately available funds, at the time that such additional amount of excise tax is finally determined, an additional payment ("Additional Gross Up Payment") equal to such additional amount of excise tax and any federal, state and local taxes thereon, plus all interest and penalties, if any, owed by the Executive with respect to such additional amount of excise and other tax.

         (d) The Company shall have the right to challenge, on Executive's behalf, any excise tax assessment against him as to which Executive is entitled to (or would be entitled if such assessment is finally determined to be proper) a Gross Up Payment or Additional Gross Up Payment, provided that all costs and expenses incurred in such a challenge shall be borne by the Company and the Company shall indemnify the Executive and hold him harmless, on an after-tax basis, from any excise or other tax (including interest and penalties with respect thereto) imposed as a result of such payment of costs and expenses by the Company.

         3. Any payments made to the Executive pursuant to this Agreement or otherwise, are subject to and conditioned upon compliance with all applicable banking laws and regulations, including, without limitation, 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.


         IN  WITNESS  WHEREOF,  Provident  New  York  Bancorp  has  caused  this
Supplemental   Agreement  to  be  executed,   and   Executive  has  signed  this
Supplemental Agreement, as of the ____ day of _______________, 2006.

ATTEST:                                         PROVIDENT NEW YORK BANCORP



                                                By:  /s/ Daniel Rothstein
------------------------------------                 ---------------------------
Secretary                                            Daniel Rothstein





WITNESS:                                        EXECUTIVE



                                                By:
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